Exhibit 99.1

      News Release

Media Contact:	Investor Relations Contact:
John O’Connell, Vice President	Beverly Fleming, Senior Vice President
(312) 444-2388	(312) 444-7811

Northern Trust Corporation Clarifies Holdings of Lehman Brothers Securities

CHICAGO, September 22, 2008 – Northern Trust Corporation today outlined the exposure of the corporation and its clients to Lehman Brothers Holdings, Inc. (“Lehman”).

“Given current market volatility, we are taking this opportunity to inform clients and shareholders of the holdings of funds managed by Northern Trust in securities issued by Lehman Brothers,” said Frederick H. Waddell, President and Chief Executive Officer. “A very limited subset of commingled funds managed by Northern Trust on behalf of clients, almost exclusively institutional in nature, has exposure to Lehman. These investments in Lehman securities represent one tenth of 1 percent of total assets under management.”

Northern Trust reaffirmed that the corporation has no outstanding loans to Lehman, and that Northern Trust does not hold any Lehman securities in its balance sheet investment portfolio.

Northern Trust’s money market mutual funds, known as “2a-7” funds, used primarily by individual and institutional investors, also have no exposure to Lehman. The funds continue to invest in high quality, short duration securities, and fund shareholders continue to have full access to their investments.

Regarding exposure to Lehman equity securities, client funds managed by Northern Trust held approximately 7 million shares of common stock at the time of its bankruptcy filing. These funds were managed primarily under investment mandates designed to replicate indices that included Lehman as a component. Subsequent to Lehman’s bankruptcy and removal from these indices, this position has been reduced to less than 300,000 shares. In total, Northern Trust manages $236 billion in index funds.

Commingled fixed income funds, managed almost exclusively on behalf of institutional clients, hold approximately $821 million in Lehman short- and long-term fixed income securities. These represent less than two-tenths of 1 percent of total short- and long-term fixed income investments managed by Northern Trust on behalf of clients.

“We continue to work closely with our clients to explore options to help them navigate today’s challenging markets,” Waddell said.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, fiduciary and banking solutions for corporations, institutions and affluent individuals worldwide. Northern Trust, a multibank holding company based in Chicago, has a growing network of 85 offices in 18 U.S. states and has international offices in 15 locations in North America, Europe, the Middle East and the Asia-Pacific region. As of June 30, 2008, Northern Trust had assets under custody of US$4.0 trillion, and assets under investment management of US$751.4 billion. Northern Trust, founded in 1889, has earned distinction as an industry leader in combining exceptional service and expertise with innovative products and technology. For more information, visit http://www.northerntrust.com.

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